Exhibit 5.1

11 September 2008

Signet Jewelers Limited Clarendon House 2 Church Street Hamilton HM11 Bermuda	DIRECT LINE: +44 207 562 0348 E-MAIL: ANTHONY.SMITH@CONYERSDILLANDPEARMAN.COM OUR REF: .AHS/692017/41530 YOUR REF:

Dear Sirs

Signet Jewelers Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company, a company incorporated under the laws of Bermuda and the successor issuer to Signet Group plc pursuant to a scheme of arrangement (the “Scheme”) under Part 26 of the Companies Act 2006 of England and Wales that became effective on 11 September 2008, in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration Number 333-134192) to be filed by the Company with the Securities and Exchange Commission on 11 September 2008 (the “Post-Effective Amendment”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to an aggregate of up to 4,975,087 common shares, par value US$0.18 per share of the Company (the “Common Shares”) (discussed below) issuable pursuant to options granted under the Rules of the Signet Group 2005 Long-Term Incentive Plan and the Signet Group plc US Share Option Plan 2003 (together the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), pursuant to Rule 414 under the United States Securities Act of 1933, as amended (the “Securities Act”), to reflect that the Company succeeded to the Registration Statement.

Immediately upon the Scheme becoming effective, the Company implemented a share capital consolidation (also known as a reverse stock split) on a one-for-twenty basis, in respect of the Common Shares issued under the Scheme (the “Share Capital Consolidation”). The aggregate number of Common Shares issuable pursuant to the Plans is derived from the aggregate number of ordinary shares, par value US$0.009 per share of Signet Group plc, issuable pursuant to the Plans prior to the Scheme becoming effective, divided by twenty to reflect the Share Capital Consolidation.

For the purposes of giving this opinion, we have examined copies of the Post-Effective Amendment and the Plans. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 11 September 2008, copies of minutes of meetings of the board of directors of the Company held on 9 July 2008 and 2 September 2008 (together the “Minutes”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Post-Effective Amendment, the Plans and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the validity and binding effect under the laws of England of the Plans in accordance with their terms, (g) that there is no provision of any award agreement or option which would have any implication in relation to the opinions expressed herein, (h) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (i) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares, (j) that on the date of issuance of any award or option under a Plans, the Company will be able to pay its liabilities as they become due, (k) that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981 of Bermuda, as amended, and (l) that the general permissions with respect to the issuance and free transferability of shares granted by the Bermuda Monetary Authority on 1 June 2005 will not have been revoked or amended at the time of issuance of any Common Shares.

We express no opinion with respect to the issuance of shares pursuant to any provision of a Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Post-Effective Amendment and the issuance of the Common Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the terms of the Plans, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN